Exhibit 5.1

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 2, 2025

Cycurion, Inc.

1640 Boro Place, Fourth Floor

McLean, VA 22102

Re: Cycurion, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cycurion, Inc., a Delaware corporation (the “Company”) in connection with the Company’s registration statement on Form S-1 (File No. 333-291819), including the prospectus contained therein, as initially filed on November 26, 2025 with the U.S. Securities and Exchange Commission (the “Commission”), and as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to an aggregate of 8,294,671 shares of common stock, $0.0001 per share (“Common Stock”), of the Company, consisting of (i) up to 7,000,000 shares of Common Stock (the “ELOC Shares”), relating to shares that may be issued to Yield Point NY LLC pursuant to an equity purchase agreement with Yield Point dated as of April 7, 2025 (the “Equity Purchase Agreement”); (ii) up to 119,326 shares of Common Stock (the “Registered Shares”), consisting of: (a) 12,533 shares of Common Stock issued in a private placement (the “PIPE Financing”) pursuant to that certain Subscription Agreement for Private Placement Units dated as of January 11, 2022; (b) 95,833 shares of Common Stock held by Western Acquisition Ventures Sponsor, LLC; (c) 8,333 shares of Common Stock issued to Seward & Kissel LLP upon completion of the Business Combination (as defined in the Registration Statement); and (d) 2,627 shares of Common Stock issued to Baker & Hostetler LLP; (iii) up to 395,866 shares of Common Stock issued upon the conversion of the Warrants (the “Warrant Shares”), consisting of (a) 12,533 shares of Common Stock issuable upon the exercise of certain warrants (the “PIPE Warrants”) issued in the PIPE Financing and having an exercise price of $345.00 per share; and (b) 383,333 shares of Common Stock issuable upon exercise of certain public warrants (the “Public Warrants”) having an exercise price of $345.00 that were issued in connection with the initial public offering of Western Acquisition Ventures Corp. (the “Public Warrants” and the PIPE Warrants are collectively referred to as the “Warrants”); (iv) up to 83,333 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable to Seward & Kissel LLP upon exercise of a pre-funded warrant (the “Seward & Kissel Pre-Funded Warrant”); and (v) 696,146 shares of Common Stock issuable upon conversion (the “Conversion Shares”) of 3,133 shares of Series G Convertible Preferred Stock, par value $0.0001 per share (the “Series G Convertible Preferred Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, and (ii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Registered Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for, will be validly issued, fully paid and non-assessable;
2.	The ELOC Shares issuable in accordance with the Equity Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable;
3.	The Warrant Shares have been duly authorized for issuance by the Company and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable;
4.	The Pre-Funded Warrant Shares have been duly authorized for issuance by the Company and, when issued upon exercise of the Seward & Kissel Pre-Funded Warrant in accordance with the terms of the Seward & Kissel Pre-Funded Warrant, will be validly issued, fully paid and non-assessable; and
5.	The Conversion Shares have been duly authorized by the Company and, when issued upon the conversion of the Series G Convertible Preferred Stock in accordance with the terms of the Series G Convertible Preferred Stock certificate of designation, such Conversion Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP